Exhibit 10.34

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT
IS NOT MATERIAL AND OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR
CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN OMITTED.

UNSECURED CREDIT FACILITY

THIS AGREEMENT is dated March 22, 2024 between:

TMC THE METALS COMPANY INC., a company organized under the laws of British Columbia, Canada;

and

ERAS CAPITAL LLC, a Delaware limited liability company, and Gerard Barron, an individual residing in [***].

RECITALS

WHEREAS the Lenders have determined to make available to the Borrower an unsecured credit facility in the aggregate principal amount of up to USD $20,000,000 (the “Principal Amount”) to draw upon at the Borrower’s sole discretion from time to time and subject to the terms and conditions set forth herein, including payment of interest on the Principal Amount outstanding from time to time at the rate and times and in the manner set forth herein.

NOW THEREFORE, THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations and warranties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties to this Agreement covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, including the recitals hereto, unless there is something in the subject matter or context inconsistent therewith:

1.1.1

“Agreement” means this unsecured credit facility, as the same may be amended, restated or supplemented from time to time; the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement as a whole and not to any particular Article or Section, or other portion hereof or thereof;

1.1.2	“Applicable Law” means, in respect of any person, property, transaction, event or course of conduct, all applicable laws, statutes, rules, by-laws, regulations,

regulatory policies and all applicable official directives, orders, judgements and decrees of Governmental Authorities;

1.1.3	“Barron” means Gerard Barron.
1.1.4	“Borrower” means TMC the metals company Inc., a company incorporated under the laws of the Province of British Columbia, and its successors and permitted assigns;
1.1.5	“Business Day” means a day (other than Saturday or Sunday) on which banks are generally open for business in Belgium and New York, New York;
1.1.6	“Change of Control “a significant change in the ownership or control of Borrower through a merger, acquisition, or a change in the composition of the Borrower’s board of directors or management team
1.1.7	“ERAS” means ERAS Capital LLC;
1.1.8	“Event of Default” has the meaning attributed to such term in Section 4.1;
1.1.9

“Governmental Authority” means any government, legislature, regulatory authority, agency, department, commission, board, instrumentality or rule-making entity of any government, legislature, or any court, tribunal, arbitration board or arbitrator or (without limitation to the foregoing) other law, regulation or rule making entity having or purporting to have jurisdiction in the relevant circumstances, or any person acting or purporting to act under the authority of any of the foregoing (including, without limitation, any arbitrator);

1.1.10

“Insolvency Law” means Bankruptcy and Insolvency Act (Canada), the Winding-Up and Restructuring Act (Canada), Companies’ Creditors Arrangement Act (Canada), and the Insolvency Act 1986 (United Kingdom) together with all insolvency related regulations in effect in the United Kingdom;

1.1.11	“Lenders” means, collectively, ERAS and Barron, and their respective successors and permitted assigns;
1.1.12	“Maturity Date” means September 22, 2025;
1.1.13

“Obligations” means all indebtedness, liabilities and other obligations of the Borrower owed to the Lenders under this Agreement, whether actual or contingent, matured or not, including the Underutilization Fee, if applicable;

1.1.14	“Parties” means the Borrower and the Lenders;
1.1.15

“person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative or Governmental Authority;

1.1.16	“Prepayment Amount” has the meaning attributed to such term in Section 2.8;
1.1.17

“Principal Amount” means the principal amount advanced and outstanding under this Agreement from time to time, being up to a maximum of USD $10,000,000 with respect to ERAS and USD $10,000,000 with respect to Barron, and which may be reduced by any Prepayment Amount in accordance with Section 2.7;

1.1.18

“Underutilization Fee” means a fee equal to 4.0% per annum of any amount of the maximum Principal Amount, being USD $10,000,000 with respect to ERAS and USD $10,000,000 with respect to Barron, less any drawn amounts, respectively;

1.1.19

“USD Interest Market Rate” will be determined based on the 6-month annualised Secured Overnight Financing Rate (SOFR) published by the Federal Reserve Bank of New York. The 6-month annualised SOFR rate will be calculated by taking the 180-day SOFR average (as published on https://www.newyorkfed.org/markets/reference-rates/sofr-averages-and-index) at the date of drawdown, multiplied by 180 days and divided by 360. If this 6-month annualised rate is less than zero, this rate shall be deemed to be zero. In the event that the SOFR rate is not available or published during the term of the loan, the parties will negotiate in good faith to determine a suitable alternative benchmark rate.

1.2	Gender and Number

Words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.3	Monetary References

Any reference in this Agreement to “Dollars”, “dollars” “USD” or the sign “$” shall be deemed to be a reference to lawful money of United States.

1.4	References

Except as otherwise specifically provided, any reference in this Agreement to any contract, agreement, document or any other instrument shall be deemed to include references to the same as varied, amended, supplemented, restated or replaced from time to time, and any reference in this Agreement to any enactment, including without limitation, any statute, law, by-law, regulation, ordinance or order, shall be deemed to include references to such enactment as re-enacted, amended or extended from time to time.

1.5	Actions on Days Other Than Business Day

Except as otherwise specifically provided herein, where any payment is required to be made or any other action is required to be taken on a particular day and such day is not a Business Day, then this Agreement shall be deemed to provide that such payment shall be made or such action shall be taken on the first Business Day after such day.

1.6	Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

ARTICLE 2

ADVANCES AND PAYMENTS

2.1	Advances

The Lenders agree, severally and not jointly, in accordance with the terms and conditions of this Agreement and any applicable Borrowing Notice, to make advances to the Borrower in accordance with each Borrowing Notice in an amount up to the aggregate maximum amount of the Principal Amount from time to time on any Business Day prior to the Maturity Date.  The Borrower shall apply all amounts borrowed by it under the Agreement towards general corporate purposes, excluding repayment on other financial arrangements entered into by Borrower.

2.2	Procedures for Borrowing

The Borrower shall give to the Lenders not less than fifteen (15) Business Days’ notice of a borrowing under this Agreement (each a “Borrowing Notice”).  Each Borrowing Notice must be in a minimum amount of $1,000,000 and shall specify the amount to be borrowed from each of the Lenders. Upon fulfilment of the foregoing condition, each Lender, severally, will make such funds available to the Borrower by electronic means within five (5) Business Days.

Any payments by Lender to Borrower under this Agreement shall be transferred to the following Borrower’s bank account:

[***]

Any payments by Borrower to each Lender under this Agreement shall be transferred to such bank account identified by such Lender in writing, respectively, from time to time.

2.3	Interest
2.3.1

Subject to Section 2.3.2, the Borrower agrees to pay interest on the Principal Amount actually drawn down at USD interest market rate and a margin of 4.0% per annum payable in cash semi-annually on the first Business Day of each of June and January.

2.3.2

For each payment of the interest payable hereunder on the then outstanding Principal Amount, the Borrower may elect to defer cash payment until the Maturity Date by five (5) Business Days advance notice in writing to the Lenders in which event the interest on the Principal Amount actually drawn plus accrued interest down shall be at a rate of USD interest market rate and a margin of 5.0% per annum.

2.4	Withholding Taxes, No Deduction etc.

Any and all payments made by the Borrower hereunder to the Lenders shall be made net of applicable withholding taxes. All interest payments to be made hereunder shall be paid without allowance or deduction for deemed re-investment or otherwise, both before and after maturity and before and after default and/or judgment, if any, until payment thereof.

2.5	Application of Payments

All amounts prepaid or repaid shall be applied firstly in reduction of the accrued and unpaid interest then outstanding and thereafter in reduction of the Principal Amount being prepaid or repaid.

2.6	Repayment

The Borrower hereby unconditionally promises to pay to the Lenders the outstanding Principal Amount and all other Obligations on the Maturity Date.

2.7	Payment of Underutilization Fee

The Borrower shall pay to the Lenders their respective Underutilization Fee semi-annually if all or any amount of the aggregate maximum amount of the Principal Amount has not been previously drawn pursuant to this Agreement, respectively. The Borrower will pay the Underutilization Fee in cash only. The Underutilization Fee shall be fully payable in the event the Borrower give notice of termination of this Agreement in accordance with Section 2.9. For greater certainty, the calculation of the Underutilization Fee payable upon termination shall apply up to and including the Maturity Date.

2.8	Prepayment

The Borrower may, at its option, prepay any amounts outstanding hereunder (including the Underutilization Fee), in whole or in part (the “Prepayment Amount”), without premium or penalty, at any time prior to the Maturity Date on five (5) Business Day’s prior notice to the Lenders. The aggregate maximum amount of the Principal Amount shall be reduced with any amount prepaid by Borrower to Lender. Any amount prepaid cannot be re-borrowed.

2.9	Termination

This Agreement shall terminate automatically without any action by Borrower or the Lenders at such time Borrower or any of its subsidiaries raises at least USD $50,000,000 in the aggregate (i) through the issuance of any debt or equity securities of Borrower or any of its subsidiaries, or (ii) in prepayments under an off-take agreement or similar commercial agreement.

The Borrower may, at its option, terminate this Agreement upon five (5) Business Days’ notice, provided, however, that the Borrower has repaid any amounts outstanding hereunder, including the payment of the Underutilization Fee.

The Lenders may, at their option, terminate this Agreement with immediate effect upon notice, in the event of a Change of Control and all Obligations of Borrower shall be immediately due and payable.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Mutual Representations and Warranties

Each Party represents to the other Party the following on the date hereof:

(a)	the Party is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation;
(b)

the Party has the necessary corporate capacity and authority to execute and deliver this Agreement and to observe and perform its covenants and obligations under this Agreement and has taken all necessary corporate action in respect of the foregoing;

(c)

neither the Agreement nor the completion of the transactions contemplated hereby conflicts with, or will conflict with, or will result in a breach or violation of, any constating documents of the Party, any agreement to which the Party is a party or by which the Party is bound, or any Applicable Law, where such conflict, breach or violation would prevent, impair or modify the performance by the Party of its obligations under this Agreement in any material respect;

(d)

there is no consent, approval, authorization, release, waiver or other action of, or any registration, declaration, filing or notice with or to, any Governmental Authority or other person that is required for the execution or delivery by the Party of this Agreement or the performance of its obligations hereunder;

(e)

this Agreement has been duly executed and delivered by the Party and will constitute upon execution and delivery thereof a legal, valid and binding obligation of the Party enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.

3.2Borrower Representations and Warranties

In addition to Section 3.1, Borrower represents to Lender the following on the date hereof:

(a)	No Event of Default has occurred or is continuing, or is reasonably likely to result from making the loan or the entry into, the performance of, or any transaction contemplated by this Agreement.
(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination thereof, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on the Borrower or to which any of its assets is subject which has or is reasonably likely to have a material adverse effect on its business, assets or condition or ability to perform its obligations under this Agreement.

(c)

It will comply, in all respect, with all Applicable Laws, if failure to do so has or is reasonably likely to have a material adverse effect on its business, assets or condition, or its ability to perform its obligations under this Agreement.

3.3	Lender Representations and Warranties

In addition to Section 3.1, each Lender represents, severally and not jointly, to Borrower the following on the date hereof:

(a)

Each Lender has or will have on each date specified for an advance by such Lender in the Borrowing Notice sufficient funds available to pay the advance in cash within the time required under this Agreement, it being understood that each Lender’s obligations to make any advance under this Agreement is not contingent or conditioned on the availability of any such funds.

(b)

Upon reasonable advance notice by Borrower, Lender shall be required to deliver and shall deliver to Borrower documents, account statements and/or such other information reasonably requested by Borrower demonstrating Lender’s ability to comply with the preceding Section 3.3(a).

3.4	Repeating Representations and Warranties

Each of the representations and warranties in this Agreement is deemed to be repeated by the Borrower on the date of Borrowing Notice.

ARTICLE 4

EVENTS OF DEFAULT AND REMEDIES

4.1	Events of Default

The occurrence of any of the following events shall constitute an event of default (each an “Event of Default”):

4.1.1

Default in Payment. If the Borrower defaults in the payment when due of any of the Obligations which require the payment of money to the Lenders, unless such default is remedied within ten (10) Business Days after notice thereof by the Lenders to the Borrower; or

4.1.2

Voluntary Insolvency Actions. If the Borrower becomes insolvent, makes any assignment in bankruptcy or makes any other similar assignment for the benefit of creditors, makes any proposal under any Insolvency Law or any other bankruptcy, insolvency or analogous law, is adjudged bankrupt, files a petition or proposal to take advantage of any act of insolvency, consents to or acquiesces in the appointment of a trustee, receiver, receiver and manager, interim receiver, custodian, sequestrate or other person with similar powers of itself or of all or any substantial portion of its assets, or files a petition or otherwise commences any proceeding seeking any reorganization, arrangement, composition or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting creditors’ rights or consents to, or acquiesces in, the filing of such a petition; or

4.1.3

Involuntary Insolvency Proceedings. If any proceeding or filing shall be instituted or made against the Borrower seeking to have an order for relief entered against the Borrower as debtor or to adjudicate it bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition under any Insolvency Law or any other bankruptcy, insolvency or analogous law, or seeking appointment of a receiver, trustee, custodian or other similar official for the Borrower or for any substantial part of its properties or assets unless the same is being contested actively and diligently in good faith by appropriate and timely proceedings or is dismissed, vacated or permanently stayed within thirty (30) days of institution; or

4.1.4

Decree, Order under Insolvency Laws. If a decree or order of a court of competent jurisdiction is entered adjudging the Borrower a bankrupt or insolvent or approving a petition seeking the winding-up of the Borrower under any Insolvency Law or any other bankruptcy, insolvency or analogous laws or issuing sequestration or process of execution against any substantial part of the assets of the Borrower or ordering the winding up or liquidation of its affairs unless, in any such case, such judgment, petition or order is stayed and of no effect against the rights of the Lenders within thirty (30) days of its entry.

4.1.5

Cross-default. The Borrower stops or suspends payment of any of its debts, or is unable to, or admits its inability to, pay its debts as they fall due and/or any commitment for its debts is cancelled or suspended as a result of an event of default.

4.1.6

Any representation, warranty or statement made, repeated or deemed made by the Borrower in, or pursuant to, this Agreement is (or proves to have been) incomplete, untrue, incorrect or misleading when made, repeated or deemed made.

4.2	Remedies Upon Event of Default

Upon the occurrence of any Event of Default, the Lenders may by notice given to the Borrower declare all Obligations to be immediately due and payable and the Lenders may take such actions and commence such proceedings as may be permitted at law or in equity at such times and in such manner as the Lenders in their sole discretion may consider expedient, all without, except as may be required by Applicable Law, any additional notice, presentment, demand, protest, notice of protest, dishonor or any other action. The rights and remedies of the Lenders hereunder are cumulative and are in addition to and not in substitution for any other rights or remedies provided by Applicable Law. The Borrower agrees to indemnify the Lenders for all costs and expenses incurred in connection with the collection of any of the obligations or other actions taken under this Section.

4.3	Payments and Distributions

All payments and distributions under or in respect of this Agreement shall be held by the Lenders on account of the Obligations without prejudice to any claim by the Lenders for any deficiency after such payments and distributions are received by the Lenders and the Borrower shall remain liable for any such deficiency. All such payments and distributions may be applied to such part of the Obligations as the Lenders may see fit in their sole discretion, and the Lenders may at any time change any appropriation of any such payments or distributions or other moneys received by it and reapply the same on any other part of the Obligations as the Lenders may see fit, in their sole discretion, notwithstanding any previous application.

ARTICLE 5

GENERAL

5.1	Amendment and Waiver

No amendment or waiver of any provision of this Agreement or consent to any departure by the Borrower from any provision hereof or thereof is effective unless it is in writing and signed by each respective Lender and the Borrower. Such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

5.2	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by facsimile, e-mail or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice, if sent by facsimile, e-mail or other means of electronic communication, shall be deemed to have been received on the day of sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below. Notices of change of address shall also be governed by this Section. Notices and other communications shall be addressed as follows:

(a)	if to the Borrower:

TMC the metals company Inc.

10th Floor, 595 Howe Street
Vancouver, British Columbia
V6C 2T5 Canada

Attention:  Craig Shesky, CFO
Email:        [***]

(b)	if to ERAS Capital LLC, [***], and if to Gerard Barron, [***], and/or such other address or email address that such Lender requests in writing to the Company from time to time.
5.3	Assignment

This Agreement shall ensure to the benefit of and be binding upon the parties hereto and thereto, their respective successors and any permitted assignee of some or all of the parties’ rights or obligations under this Agreement as permitted under this Section. Neither the Borrower, on the one hand, nor the Lenders, on the other, shall assign all or any part of their respective rights, benefits or obligations under this Agreement without the prior written consent of the other.

5.4	Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter described herein. There are no warranties, conditions or representations (including any that may be implied by statute), and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement.

5.5	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by the laws of British Columbia, Canada.

5.6	Forum Selection
(a)

The courts of British Columbia, Canada have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of British Columbia, Canada are the most appropriate and convenient courts to settle Disputes and accordingly neither Party will argue to the contrary.
5.7	Service of process
(a)

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower must immediately (and in any event within five (5) Business Days of such event taking place) appoint another agent on terms acceptable to the Lenders. Failing this, the Lenders may appoint another agent for this purpose.

5.8	Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 of the United Kingdom to enforce or to enjoy the benefit of any term of this Agreement.

5.9	Delivery; Electronic Execution

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. To evidence its execution of an original counterpart of this Agreement a party may send a copy of its signature on the execution page hereof or thereof to the other parties by facsimile or other means of recorded electronic transmission (including in PDF form) and such transmission shall constitute valid delivery of an executed copy of this Agreement. The words “execution”, “signed”, “signature”, and words of like import in this Agreement shall be deemed to include electronic signature or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be.

5.10	Independent Nature of Lenders’ Obligations and Rights

The obligations of each Lender under this Agreement are several and not joint with the obligations of the other Lender, and neither Lender shall be responsible in any way for the performance or non- performance of the obligations of the other Lender under this Agreement. Nothing contained herein, and no action taken by any Lender pursuant hereof or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Lenders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Lender shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for the other Lender to be joined as an additional party in any proceeding for such purpose. Each Lender has been represented by its own separate legal counsel in its review and negotiation of this Agreement. The Company has elected to provide the Lenders with the same terms for the convenience of the Company and not because it was required or requested to do so by any Lender.

[Remainder of the page was intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF the parties have executed this Agreement this 22nd day of March, 2024.

COMPANY:

TMC THE METALS COMPANY INC.

By:	/s/ Craig Shesky
	Name:	Craig Shesky
	Title:	Chief Financial Officer

Signature Page – Credit Facility – TMC, and ERAS and Barron

LENDERS:

ERAS CAPITAL LLC

By:	/s/ Andrei Karkar
	Name:	Andrei Karkar
	Title:	Managing Member

Signature Page – Credit Facility – TMC, and ERAS and Barron

LENDERS:

By:	/s/ Gerard Barron
	Name:	Gerard Barron

Signature Page – Credit Facility – TMC, and ERAS and Barron